BAINBRIDGE CAPITAL MANAGEMENT, LLC
                                 CODE OF ETHICS
                                AS OF MAY 1, 2002
                       AS FURTHER AMENDED JANUARY 1, 2003
                       AS FURTHER AMENDED OCTOBER 1, 2004


INTRODUCTION

     This Code of Ethics (the "Code") has been adopted by Bainbridge Capital Management, LLC ("BCM" or "Bainbridge"). This Code pertains to BCM's investment advisory services to registered management investment companies or series thereof (each a "Fund" and as set forth on Appendix A1). This Code:

          1.   establishes standards of professional conduct;

          2. establishes standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of a Fund may abuse their fiduciary duties to the Fund; and

          3.   addresses other types of conflict of interest situations.

Definitions of UNDERLINED terms are included in Appendix B.

     BCM, through its President, may impose internal sanctions should SUPERVISED PERSONS or ACCESS PERSONS of BCM (as identified on Appendix C) violate these policies or procedures. A registered investment adviser and its personnel may be subject to various regulatory sanctions, including censure, suspension, fines, expulsion or revocation of registration for violations of securities rules, industry regulations and the firm's internal policies and procedures. In addition, negative publicity associated with regulatory investigations and private lawsuits can negatively impact and severely damage business reputation.

     Furthermore, failure to comply with this Code is a very serious matter and may result in internal disciplinary action being taken. Such action can include, among other things, warnings, monetary fines, disgorgement of profits, suspension or termination. In addition to sanctions, violations may result in referral to civil or criminal authorities where appropriate.

     Should  you  require  additional   information  about  this  Code  or  have
ethics-related questions, please contact the Review Officer (as defined in Section 9 below) directly.


___________________________
1 BCM is adopting this Code pursuant to Rule 17j-1 of the Investment Company Act of 1940, as amended ("ICA"), as well as Rule 204A-1 of the Investment Advisers Act of 1940, as amended ("IAA").


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1. STANDARDS OF PROFESSIONAL CONDUCT

     BCM forbids any Supervised Person or Access Person from engaging in any conduct that is contrary to this Code. In addition, due to their positions, BCM also forbids any Supervised Person or Access Person from engaging in any conduct that is contrary to BCM's Insider Trading Policy and Related Procedures.
Furthermore,  many  persons  subject  to the Code are also  subject to the other restrictions or requirements that affect their ability to open securities accounts, effect securities transactions, report securities transactions, maintain information and documents in a confidential manner and other matters relating to the proper discharge of your obligations to BCM. These include contractual arrangements with BCM, policies adopted by BCM concerning confidential information and documents, or compliance manuals adopted by BCM.

     BCM has always held itself and its employees to the highest ethical standards. Although this Code is only one manifestation of those standards, compliance with its provisions is essential. BCM adheres to the following standards of professional conduct, as well as those specific policies and procedures discussed throughout this Code:

     (A) FIDUCIARY DUTIES. BCM and its Supervised Persons and Access Persons are fiduciaries and shall

     >>   render professional and unbiased investment advice;
     >>   act solely for the benefit of the Funds; and
     >>   place each Fund's interests above their own

     (B) COMPLIANCE WITH LAWS. Supervised Persons and Access Persons shall maintain knowledge of and comply with all applicable federal and state securities laws, rules and regulations, and shall not knowingly participate or assist in any violation of such laws, rules or regulations.

          It is unlawful for you to use any information concerning a SECURITY HELD OR TO BE ACQUIRED by a Fund, or their ability to influence any investment decisions, for personal gain or in a manner detrimental to the interests of a Fund. In addition, you shall not, directly or indirectly:

          (i) employ any device, scheme or artifice to defraud a Fund or engage in any manipulative practice with respect to a Fund;
          (ii) make to a Fund any untrue statement of a material fact or omit to state to a Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;
          (iii)engage in any act, practice, or course of business that operates or would operate as a fraud or deceit upon a Fund; or
          (iv) engage in any manipulative practice with respect to securities, including price manipulation.


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


     (C) CORPORATE CULTURE. Supervised Persons and Access Persons, through their words and actions, shall act with integrity, encourage honest and ethical conduct, and adhere to a high standard of business ethics.

     (D) PROFESSIONAL MISCONDUCT. Supervised Persons and Access Persons shall not engage in any professional conduct involving dishonesty, fraud, deceit, or misrepresentation or commit any act that reflects adversely on their honesty, trustworthiness, or professional competence. You shall not knowingly misrepresent, or cause others to misrepresent, facts about BCM to a Fund, a Fund's shareholders, regulators or any member of the public. Disclosure in reports and documents shall be fair and accurate.

     (E) DISCLOSURE OF CONFLICTS. As a fiduciary, BCM has an affirmative duty of care, loyalty, honesty and good faith to act in the best interests of a Fund. Compliance with this duty can be achieved by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any Fund. Supervised Persons and Access Persons must try to avoid situations that have even the appearance of conflict or impropriety.

          You shall support an environment that fosters the ethical resolution of, and appropriate disclosure of, conflicts of interest. You must disclose to BCM and to the Funds all matters, including BENEFICIAL OWNERSHIP of securities and other investments that reasonably could be expected to impair their ability to make unbiased and objective recommendations.

          This Code prohibits inappropriate favoritism of one Fund over another that would constitute a breach of fiduciary duty. You shall comply with any prohibitions on activities imposed by BCM if a conflict of interest exists.

     (F) UNDUE INFLUENCE. Supervised Persons and Access Persons shall not cause or attempt to cause any Fund to purchase, sell or hold any security in a manner calculated to create any personal benefit to them, and shall not recommend, implement or consider any securities transactions for a Fund without having disclosed to the Review Officer (through reports in accordance with Section 4, pre-clearance in accordance with Section 3(d), or otherwise) your interest, if any, in such securities or the issuer thereof, including, without limitation, (i) your beneficial ownership of any securities of such issuer, (ii) any position held by you with such issuer or its affiliates and (iii) any present or proposed business or personal relationship, or other material interest, between you (or any party in which you may have a significant interest) and such issuer or its affiliates. If the Review Officer deems the disclosed interest to present a material conflict, you may not participate in any decision-making process regarding the securities of that issuer.


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


     (G) CORPORATE OPPORTUNITIES. Supervised Persons and Access Persons shall not take personal advantage of any opportunity properly belonging to a Fund. Investment opportunities must be offered first to the Fund and declined before you may act on them.

     (H) CONFIDENTIALITY AND PROTECTION OF MATERIAL NONPUBLIC INFORMATION. Information concerning the identity of securities holdings and financial circumstances of a Fund is confidential. Supervised Persons and Access Persons are responsible for safeguarding nonpublic information about securities recommendations and fund holdings. Except as required in the normal course of carrying out their business responsibilities AND as permitted by the Funds' policies and ---
          procedures, you shall not reveal information relating to the investment intentions or activities of any Fund, or securities that are being considered for purchase or sale on behalf of any Fund.

          BCM shall be bound by a Fund's policies and procedures with regard to disclosure of an investment company's identity, affairs and portfolio securities. The obligation to safeguard such Fund information would not preclude you from providing necessary information to, for example, persons providing services to BCM or a Fund's account such as brokers, accountants, custodians and fund transfer agents, or in other circumstances when the Fund consents, as long as such disclosure conforms to the Fund's disclosure policies and procedures.

          In any case, Supervised Persons and Access Persons shall not:

               >> trade based upon confidential, proprietary information where Fund trades are likely to be pending or imminent; or

               >> use knowledge of portfolio transactions of a Fund for personal benefit or the personal benefit of others

     (I) PERSONAL SECURITIES TRANSACTIONS. All personal securities transactions shall be conducted in such a manner as to be consistent with this Code and to avoid any actual or potential conflict of interest or any abuse of any Access Person's position of trust and responsibility.

     (J) GIFTS. Supervised Persons and Access Persons shall not accept or provide anything in excess of $100.00 (per person per year) or any other preferential treatment, in each case as a gift, to or from any broker-dealer or other entity with which a Fund does business;

     (K) SERVICE ON BOARDS. Access Persons shall not serve on the boards of directors of publicly traded companies, absent prior authorization based upon a determination by the Review Officer (or if the Review Officer, by
          the President of BCM) that the board service would be consistent with the interests of the Fund and its shareholders. To the extent a Fund considers this company as an investment in its portfolio, an independent review of the Fund's investment decision will be made by those with no personal interest in the issuer.

     (L) PROHIBITION AGAINST MARKET TIMING. Access Persons shall not engage in market timing in REPORTABLE FUNDS (a list of which are provided in Appendix D).

2. WHO IS SUPERVISED BY THIS CODE

     All Supervised Persons and Access Persons shall abide by this Code. Access Persons are required to comply with specific reporting requirements as set forth in Sections 3 and 4 of this Code.

3. PROHIBITED TRANSACTIONS

     (A) BLACKOUT PERIOD. Access Persons shall not purchase or sell a REPORTABLE SECURITY in an account over which they have direct or indirect influence or control on a day during which they know or should have known a Fund has a pending "buy" or "sell" order in that same security until that order is executed or withdrawn.

     (B) ADDITIONAL INVESTMENT PERSONNEL BLACKOUT PERIOD. No INVESTMENT PERSONNEL shall purchase or sell a REPORTABLE SECURITY within five calendar days before or two calendar days after a Fund for which the INVESTMENT PERSONNEL makes or participates in making a recommendation trades in that security. Any profits realized on trades within this proscribed period shall be disgorged. This blackout period does not apply to money market mutual funds that are advised by FIA.

     (C) BLACKOUT PERIOD EXCLUSIONS AND DEFINITIONS. The following transactions shall not be prohibited by this Code and are not subject to the limitations of Sections 3(a) and (b):

     (i) purchases or sales over which the person to which such Section would otherwise apply has no direct or indirect influence or control (for this purpose, a person is deemed to have direct or indirect influence or control over the accounts of a spouse, minor children and relatives residing in that person's home);
     (ii) purchases that are part of an automatic  dividend  reinvestment  plan;
     (iii) purchases or sales that are non-volitional; and
     (iv) purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer.


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


     Trading shall be exempt from the limitations of Sections 3(a) and (b) provided that (i) the market capitalization of a particular security exceeds $1 billion and (ii) pending orders of BCM do not exceed two percent of the daily average trading volume of the security for the prior 15 days.

     For purposes of Sections 3(a) and (b), and subject to Section 1 above,  the
(i) common stock and any fixed income security of an issuer shall not be deemed to be the same security and (ii) non-convertible preferred stock of an issuer shall be deemed to be the same security as the fixed income securities of that issuer; and (iii) convertible preferred stock shall be deemed to be the same security as both the common stock and fixed income securities of that issuer.

     (D) REQUIREMENT FOR PRE-CLEARANCE. Access Persons must obtain PRIOR written approval from the designated Review Officer before:

     (i) directly or indirectly acquiring securities in an initial public offering for which no public market in the same or similar securities of the issue has previously existed; and
     (ii) directly or indirectly acquiring securities in a private placement.

     In determining whether to pre-clear the transaction, the Review Officer designated under Section 9 shall consider, among other factors, whether the investment opportunity should be reserved for a Fund, whether an Access Person is receiving a personal benefit for directing Fund business or brokerage, and whether such opportunity is being offered to the Access Person by virtue of their position with the Fund.

     Any Access Person of a Fund who has taken a personal position through a private placement will be under an affirmative obligation to disclose that position in writing to the Review Officer if they play a material role in the Fund's subsequent investment decision regarding the same issuer; this separate disclosure must be made even though the Access Person has previously disclosed the ownership of the privately placed security in compliance with the pre-clearance requirements of this section. Once disclosure is given, an independent review of the Fund's investment decision will be made.

4. REPORTING REQUIREMENTS

     (A) REPORTING. Access Persons must report the information described in this Section with respect to transactions in any REPORTABLE SECURITY in which they have, or by reason of such transaction acquire, any direct or indirect beneficial ownership. They must submit the appropriate reports to the designated Review Officer or his or her designee, unless they are otherwise required by a Fund, pursuant to a Code of Ethics adopted by the Fund, to report to the Fund or another person.

     (B) EXCEPTIONS FROM REPORTING. Access Persons need not submit:


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


     (i) any report with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control;

     (ii) a quarterly transaction report with respect to transactions effected pursuant to an automatic investment plan. However, any transaction that overrides the pre-set schedule or allocations of the automatic investment plan must be included in a quarterly transaction report;

     (iii)a  quarterly   transaction   report  if  the  report  would  duplicate
          information contained in broker trade confirmations or account statements that BCM holds in its records so long as BCM receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

     (C) INITIAL HOLDING REPORTS. No later than ten (10) days after an Access Person has become subject to this Code as set forth in Section 2, the Access Person must report the following information:

     (i) the title, type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Reportable Security (whether or not publicly traded) in which the person has any direct or indirect beneficial ownership as of the date you became subject to this Code;
     (ii) the name of any broker, dealer or bank with whom the person maintains an account in which any securities were held for the person's direct or indirect benefit as of the date the person became subject to this Code; and
     (iii) the date that the report is submitted.

The information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person.

     (D) QUARTERLY TRANSACTION REPORTS. No later than thirty (30) days after the end of a calendar quarter, each Access Person subject to this Code must submit a quarterly transaction report which report must cover, at a minimum, all transactions during the quarter and provide the following information:

     (i) with respect to any transaction during the quarter in a Reportable Security (whether or not publicly traded) in which the person has or, by reason of such transaction, acquired any direct or indirect beneficial ownership:

          (1) the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Reportable Security involved;
          (2) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);


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          (3)  the price of the Reportable Security at which the transaction was effected;
          (4) the name of the broker, dealer or bank with or through which the transaction was effected; and
          (5)  the date that the report is submitted.

     (E) NEW ACCOUNT OPENING; QUARTERLY NEW ACCOUNT REPORT. Each Access Person shall provide written notice to the Review Officer PRIOR to opening any new account with any entity through which a Reportable Securities transaction may be effected.

     In addition, no later than thirty (30) days after the end of a calendar quarter, each Access Person must submit a quarterly new account report with respect to any account established by such a person in which any Reportable Securities (whether or not publicly traded) were held during the quarter for your direct or indirect benefit. The Quarterly New Account Report shall cover, at a minimum, all accounts at a broker-dealer, bank or other institution opened during the quarter and provide the following information:

          (1) the name of the broker, dealer or bank with whom the person has established the account;
          (2)  the date the account was established; and
          (3)  the date that the report is submitted.

Submission of a duplicate confirmation or account statement may fulfill this requirement of submitting a Quarterly New Account Report.

     (F) ANNUAL HOLDINGS REPORTS. Annually, each Access Person subject to this Code must report the following information (which information must be current as of a date no more than forty-five (45) days before the report is submitted):

          (i) the title, type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Reportable Security (whether or not publicly traded) in which the person had any direct or indirect beneficial ownership;
          (ii) the name of any broker, dealer or bank with whom the person maintained an account in which any securities are held for the person's direct or indirect benefit; and
          (iii) the date that the report is submitted.

     (G) ALTERNATIVE REPORTING. The submission to the Review Officer of duplicate broker trade confirmations and statements on all securities transactions shall satisfy the reporting requirements of Section 4. The annual holdings report may be satisfied by confirming annually, in writing, the accuracy of the information delivered by, or on behalf of, an Access Person subject to this Code to the Review Officer and recording the date of the confirmation.


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


     (H) REPORT QUALIFICATION. Any report may contain a statement that the report shall not be construed as an admission by the person making the report that he or she has any direct or indirect beneficial ownership in the Reportable Securities to which the report relates.

     (I) PROVIDING ACCESS TO ACCOUNT INFORMATION. Access Persons will promptly:

          (i) provide full access to a Fund, its agents and attorneys to any and all records and documents which a Fund considers relevant to any securities transactions or other matters subject to the Code;
          (ii) cooperate with a Fund, or its agents and attorneys, in investigating any securities transactions or other matter subject to the Code;
          (iii)provide a Fund, its agents and attorneys with an explanation (in writing if requested) of the facts and circumstances surrounding any securities transaction or other matter subject to the Code; and
          (iv) promptly notify the Review Officer or such other individual as a Fund may direct, in writing, from time to time, of any incident of noncompliance with the Code by anyone subject to this Code.

     (J) CONFIDENTIALITY OF REPORTS. Transaction and holding reports will be maintained in confidence, expect to the extent necessary to implement and enforce the provisions of this Code or to comply with requests for information from government agencies.

5. ACKNOWLEDGEMENT AND CERTIFICATION OF COMPLIANCE

     Each Supervised Person and Access Person is required to acknowledge in writing, initially and annually (in the form of Attachment A), that the person has received, read and understands the Code (and in the case of any amendments thereto, shall similarly acknowledge such amendment) and recognizes that they are subject to the Code. Further, each such person is required to certify annually that they have:

          >>   read,  understood and complied with all the  requirements  of the
               Code
          >>   disclosed  or  reported  all  personal  securities   transactions
               pursuant to the requirements of the Code and
          >>   not engaged in any prohibited conduct.

If a person is unable to make the above representations, they shall report any violations of this Code to the Review Officer.

6. REPORTING VIOLATIONS

     Supervised Persons and Access Persons shall report any violations of this Code promptly to the Review Officer, unless the violations implicate the Chief Compliance Officer, in which case you shall report to the President of BCM, as appropriate. Such


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


reports will be confidential, to the extent permitted by law, and investigated promptly and appropriately. Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of this Code.

     Reported violations of the Code will be investigated and appropriate actions will be taken. Types of reporting that are required include, but are not limited to:

          >>   Noncompliance with applicable laws, rules and regulations
          >> Fraud or illegal acts involving any aspect of the firm's business >> Material misstatements in regulatory filings, internal books and records, Fund records or reports
          >>   Activity that is harmful to a Fund, including Fund shareholders
          >>   Deviations from required controls and procedures that safeguard a
               Fund or BCM

     Supervised Persons and Access Persons should seek advice from the Review Officer with respect to any action or transaction that may violate this Code and refrain from any action or transaction that might lead to the appearance of a violation. You should report apparent or suspected violations in addition to actual or known violations of this Code.

7. FORM ADV DISCLOSURE

     BCM shall describe the Code in the Adviser's Form ADV, Part II, Schedule F and shall state in the Form ADV that the firm will provide a copy of the Code to any client or prospective client upon request.

8. TRAINING

         Training with respect to the Code will occur periodically and all Supervised Persons and Access Persons are required to attend any training sessions or read any applicable materials. Training may include, among other things (1) periodic orientation or training sessions with new and existing personnel to remind them of their obligations under the Code and/or (2) certifications that Supervised Persons and Access Persons have read and understood the Code, and require re-certification that the person has re-read, understands and has complied with the Code.

9. REVIEW OFFICER

     (A) DUTIES OF REVIEW OFFICER. The Chief Compliance Officer of BCM has been appointed by the President of BCM as the Review Officer to:

          (i) review all securities transaction and holdings reports and shall maintain the names of persons responsible for reviewing these reports;


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

          (ii) identify all persons subject to this Code and promptly inform each person of the requirements of this Code and provide them with a copy of the Code and any amendments;
          (iii)compare, on a quarterly basis, all Reportable Securities transactions with each Fund's completed portfolio transactions to determine whether a Code violation may have occurred;
          (iv) maintain signed acknowledgments and certifications by each person who is then subject to this Code, in the form of Attachment A;
          (v)  identify  persons who are Access  Persons of BCM and inform those persons of their requirements to obtain prior written approval from the Review Officer prior to directly or indirectly acquiring ownership of a security in any private placement or initial public offering.
          (vi) ensure that Supervised Persons receive adequate training on the principles and procedures of this Code.
          (vii)review and update the BCM's Form ADV Part II disclosure in connection with making amendments to the Code. (viii) review, at least annually, the adequacy of this Code and the effectiveness of its implementation
          (ix) submit a written report to a Fund's Board and BCM's President as described in Section 9(e) and (f), respectively.

     The President shall review the Review Officer's personal transactions; the Review Officer shall review the Compliance Manager's personal transactions. The President shall assume the responsibilities of the Review Officer in her absence. The Review Officer may delegate responsibilities to the Compliance Manager.

     (B) POTENTIAL TRADE CONFLICT. When there appears to be a Reportable Securities transaction that conflicts with the Code, the Review Officer shall request a written explanation of the Access Person's transaction. If, after post-trade review, it is determined that there has been a violation of the Code, a report will be made by the Review Officer with a recommendation of appropriate action to the President of BCM and a Fund's Board of Trustees (or Directors).

     (C) REQUIRED RECORDS. The Review Officer shall maintain and cause to be maintained:

          (i) a copy of any code of ethics adopted by BCM that is in effect, or at any time within the past five (5) years was in effect, in an easily accessible place;
          (ii) a record of any violation of any code of ethics, and of any action taken as a result of such violation, in an easily accessible place for at least five (5) years after the end of the fiscal year in which the last entry was made on any such report, the first two (2) years in an easily accessible place;
          (iii)a copy of each holding and transaction report (including duplicate confirmations and statements) made by anyone subject to this Code as required by Section 4 for at least five (5) years after the end of the fiscal year in which the report is made, the first two (2) years in an easily accessible place;
          (iv) a record of all written acknowledgements and certifications by each Supervised Person and Access Person who is currently, or within the past five (5) years was, a Supervised Person or Access Person (records must be kept for 5 years after individual ceases to be a Supervised Person or Access Person under the Code);
          (v) a list of all persons who are currently, or within the past five years were , required to make reports or who were responsible for reviewing these reports pursuant to any code of ethics adopted by BCM, in an easily accessible place;
          (vi a copy of each written report and certification required pursuant to Section 9(e) of this Code for at least five (5) years after the end of the fiscal year in which it is made, the first two (2) years in an easily accessible place;
          (vii) a record of any decision, and the reasons supporting the decision, approving the acquisition of securities by Access Persons under Section 3(d) of this Code, for at least five (5) years after the end of the fiscal year in which the approval is granted; and
          (x) a record of any decision, and the reasons supporting the decision, granting a Supervised Person or Access Person a waiver from, or exception to, the Code for at least five (5) years after the end of the fiscal year in which the waiver is granted.

     (D) POST-TRADE REVIEW PROCESS. Following receipt of trade confirms and statements, transactions will be screened by the Review Officer (or her designee) for the following:

          (I) SAME DAY TRADES: transactions by Access Persons occurring on the same day as the purchase or sale of the same security by a Fund for which they are an Access Person.
          (II) FRAUDULENT CONDUCT: transaction by Access Persons which, within the most recent 15 days, is or has been held by a Fund or is being or has been considered by a Fund or BCM for purchase by a Fund.
          (III)MARKET  TIMING  OF  REPORTABLE  FUNDS:   transactions  by  Access
               Persons that appear to be market timing of Reportable Funds
          (IV) SUBSTANTIAL DISPARITIES:  investigate any substantial disparities between the quality of performance the Access Person achieves for his own account and that which he achieves for the Funds
          (V) OTHER ACTIVITIES: transactions which may give the appearance that an Access Person has executed transactions not in accordance with this Code or otherwise reflect patterns of abuse.

     (E) SUBMISSION TO FUND BOARD.

          (i) The Review Officer shall, at a minimum, annually prepare a written report to the Board of Trustees (or Directors) of a Fund listed in Appendix A that

               A. describes any issues under this Code or its procedures since the last report to the Trustees, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and

               B.   certifies  that  BCM  has  adopted   procedures   reasonably
                    necessary to prevent Access Persons from violating this Code.

          (ii) The Review Officer shall ensure that this Code and any material amendments are approved by the Board of Trustees for those Funds listed in Appendix A.

          (F) REPORT TO THE PRESIDENT. The Review Officer shall report to the President of BCM regarding his or her annual review of the Code and shall bring material violations to the attention of the President.

                       BAINBRIDGE CAPITAL MANAGEMENT, LLC
                                 CODE OF ETHICS

                                   APPENDIX A
                            FUNDS COVERED BY THE CODE


Advisory services provided by Bainbridge for:

Forum Funds

                  Investors Bond Fund
                  TaxSaver Bond Fund

                       BAINBRIDGE CAPITAL MANAGEMENT, LLC

                                 CODE OF ETHICS

                                   APPENDIX B
                                   DEFINITIONS


(a) ACCESS PERSON:

          (i)(1) of BCM means

               (A)  each director, officer or general partner of BCM;

               (B) any employee or agent of BCM or any company in a control relationship to BCM, who in connection with the person's regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of Reportable Securities by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

          (i)(2) any SUPERVISED PERSON of BCM who

               (A) has access to nonpublic information regarding any Funds' purchase and sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund, or

               (B)  is involved in making securities  recommendations  to Funds,
                    or  who  has  access  to  such   recommendations   that  are
                    nonpublic.

          (i)(3) any natural person in a control relationship to BCM who obtains information concerning recommendations made to a Fund by BCM with regard to the purchase or sale of Reportable Securities by the Fund;

          (i)(4) of BCM includes anyone else specifically designated by the Review Officer.

(b) BENEFICIAL OWNER shall have the meaning as that set forth in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended, except that the determination of direct or indirect beneficial ownership shall apply to all Reportable Securities that an Access Person owns or acquires. A beneficial owner of a security is any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a DIRECT OR INDIRECT PECUNIARY INTEREST (the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities) in a security. An Access Person is presumed to be a beneficial owner of securities that are held by his or her immediate family members sharing the Access Person's household.

(c) CONTROL means the power to exercise a controlling influence over the management or policies of an entity, unless this power is solely the result of an official position with the company. Ownership of 25% or more of a company's outstanding voting securities is presumed to give the holder thereof control over the company. This presumption may be rebutted by the Review Officer based upon the facts and circumstances of a given situation.

(d) INDIRECT PECUNIARY INTEREST in a security includes securities held by a person's immediate family sharing the same household. IMMEDIATE FAMILY means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships).

(h) INVESTMENT PERSONNEL means

          (i) any employee of BCM who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by a Fund managed by BCM; and

          (ii) any individual who CONTROLS BCM or a Fund for which BCM is an investment adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

(e) PURCHASE OR SALE includes, among other things, the writing of an option to purchase or sell.

(f) REPORTABLE FUND (see Exhibit D) means:

          (i)  Any Fund for which BCM serves as an investment adviser, or

          (ii) Any Fund whose investment adviser or principal underwriter controls BCM, is controlled by BCM, or is under common control with BCM.

(g) REPORTABLE SECURITY means any security such as a stock, bond, future, investment contract or any other instrument that is considered a `security' under the ICA and the IAA except:

          (i)  direct obligations of the Government of the United States;
          (ii) bankers' acceptances and bank certificates of deposits;

          (iii)commercial paper and debt instruments with a maturity at issuance of less than 366 days and that are rated in one of the two highest rating categories by a nationally recognized statistical rating organization;
          (iv) repurchase agreements covering any of the foregoing;
          (v)  shares issued by money market mutual funds;
          (vi) shares of U.S. registered open-end investment companies (OTHER THAN A REPORTABLE FUND); and
          (vii)shares of unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.

Included in the definition of Reportable Security are:

          >>   Options on securities, on indexes, and on currencies;
          >>   All kinds of limited partnerships;
          >>   Foreign unit trusts and foreign mutual funds; and
          >>   Private investment funds, hedge funds and investment clubs

(h) SECURITY HELD OR TO BE ACQUIRED BY the Fund means

          (i) any Reportable Security which, within the most recent 15 days (x) is or has been held by the applicable Fund or (y) is being or has been considered by the applicable Fund or its investment adviser for purchase by the applicable Fund; and

          (i) and any option to purchase or sell, and any security convertible into or exchangeable for, a Reportable Security.

(i) SUPERVISED PERSON of BCM means:

          (i) the Adviser's partners, officers, directors (or other persons occupying a similar status or performing similar functions)

          (ii) employees of the Adviser;

          (iii)any other person who provides advice on behalf of the Adviser and is subject to Adviser's supervision and control.

                       BAINBRIDGE CAPITAL MANAGEMENT, LLC
                                 CODE OF ETHICS

                                   APPENDIX C
                  LIST OF ACCESS PERSONS AND SUPERVISED PERSONS
                          (as amended October 1, 2004)



-------------------------------------------------------------------------------------------------------
         BAINBRIDGE             AP       SP             AS OF DATE                     FUND
-------------------------------------------------------------------------------------------------------
Baker, Richard A.                X       X           August 26, 2002                IB and TSB
-------------------------------------------------------------------------------------------------------
Berthy, Les C.                   X       X             May 1, 2002                  IB and TSB
-------------------------------------------------------------------------------------------------------
Berthy, Richard J.               X       X           August 26, 2002                IB and TSB
-------------------------------------------------------------------------------------------------------
Bright, Carl A.                  X       X           August 26, 2002                IB and TSB
-------------------------------------------------------------------------------------------------------
Chern, Nanette K.                X       X             May 1, 2002                  IB and TSB
-------------------------------------------------------------------------------------------------------
Fairbanks, Mark A.               X       X             May 1, 2002                  IB and TSB
-------------------------------------------------------------------------------------------------------
Keffer, John Y.                  X       X             May 1, 2002                  IB and TSB
-------------------------------------------------------------------------------------------------------
Maffet, Jeffrey A.               X       X           August 26, 2002                IB and TSB
-------------------------------------------------------------------------------------------------------
McKowen, Ann S.                  X       X           October 1, 2004                IB and TSB
-------------------------------------------------------------------------------------------------------
Scott, Nicole N.                 X       X           October 1, 2004                IB and TSB
-------------------------------------------------------------------------------------------------------

AP = Access Person; SP = Supervised Person IB and TSB = Investors Bond Fund and TaxSaver Bond Fund

                       BAINBRIDGE CAPITAL MANAGEMENT, LLC
                                 CODE OF ETHICS

                                   APPENDIX D
                            LIST OF REPORTABLE FUNDS


The following series of Forum Funds:

                  Investors Bond Fund
                  TaxSaver Bond Fund

                       BAINBRIDGE CAPITAL MANAGEMENT, LLC
                                 CODE OF ETHICS

                                  ATTACHMENT A
                                 ACKNOWLEDGMENT


I understand that I am subject to the Bainbridge Capital Management, LLC Code of Ethics adopted by BCM. I have read and I understand the current BCM Code of Ethics (most recently amended as of October 1, 2004), and will comply with it in all respects. In addition, I certify that I have complied with the requirements of the Code of Ethics and I have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.


          ________________________                ________________________
                  Signature                                  Date


          ________________________                ________________________
                Printed Name


THIS FORM MUST BE COMPLETED AND RETURNED TO THE COMPLIANCE DEPARTMENT:

                       BAINBRIDGE CAPITAL MANAGEMENT, LLC
                       COMPLIANCE DEPARTMENT
                       TWO PORTLAND SQUARE, FIRST FLOOR
                       PORTLAND, ME  04101


Received By:  _________________________________________

Date:  ________________________________________________